UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 18, 2006

Worldwide Biotech and Pharmaceutical Company
(Exact name of small business issuer as specified in its charter)

Delaware	01-06914	59-0950777
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Fenghui South Road, Jie Zuo Mansion, 15 th Floor, A10-11501,
Xi n, Shaanxi, P.R. China, 710075
(Address of principal executive offices)

86-29-88193339
(Registrant telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Section 1. Registrant Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On January 24, 2006, the Company filed a report 8K and reported, through its wholly subsidiary Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd. (Yangling Daiying), the completion of its acquisition of 51% of Hunan Hua Yang Pharmaceutical Co., Ltd. incorporated in the Hunan Province of China, and 65% of Hunan Ze An Pharmaceutical Co., Ltd. also incorporated in the Hunan Province of China. On May 23, 2006, the Company filed an amendment to the 8K wherein it provided audited financial statements of the businesses acquired by the Company. On December 18, 2006 at a meeting of the Board of Directors of the Company, the Company approved an agreement wherein Hunan Hua Yang Pharmaceutical Co., Ltd. acquired the Company’s subsidiary Hunan Ze An Pharmaceutical Co., Ltd. The Consolidation and the Reorganization Agreement (“Agreement”) of December 18, 2006 was entered into by and among Yangling Daiying, Aibin Chen and Zhuobin Li. At the time of the Agreement these two individuals were the shareholders of these two subsidiary companies. Mr. Chen acquired 15% of the shares of Hunan Ze An Pharmaceutical Co., Ltd. from Mr. Zhongyu Lu on December 5, 2005 for 1.2 Million RMB plus interest. This interest was transferred to Yangling Daiying in exchange for Yangling Daiying agreeing through Mr. Chen to pay Zhongyu Lu 1.2 Million RMB and interest due 2 years from December 5, 2005.

The purpose of this merger of these two subsidiary corporations was to optimize the capital resources and to diminish operational costs and management costs. The Company for purposes of determining the financial value of the two companies utilized the balance sheets in the December 31, 2005 period. Accordingly, the beneficial ownership subsequent to the Agreement is that the Company will control 67.3486% of the consolidated company where Aibin Chen will control 18.6912% and Zhuobin Li will control 13.9602%. Pursuant to this Agreement, the name of the entity that will survive the merger of these two companies will be known as Hunan Hua Yang Pharmaceutical Co., Ltd. located in the Hunan Province of China.

All existing assets and liabilities will be assumed by Hunan Hua Yang Pharmaceutical Co., Ltd. The Company will, upon election, be comprised of five (5) directors of which the Chairperson will be nominated by Yangling Daiying.

Section 5. Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Resignation of Officers and Directors.

On December 18, 2006, the Company approved and accepted the resignation of Mr. Wanyou Zhang, Vice President of Operations, Mr. Shiwei Zhang, Vice President of Production, and Mr. Jianjun Liu, a Director. There is no disagreement between the resigning officers and director and the registrant. A copy of the letter of resignation from Jianjun Liu addressed to the registrant is attached as Exhibit 17.1.

(c) Appointment of Officers. On December 18, 2006 the Company appointed Mr. Xing Wei as Vice President of Operations and Mr. Xiaohong Bai as Vice President of Production.

Mr. Xiaohong Bai, age 44. From 2001 to 2002, he was chief engineer of Xi=an Kai Yuan Pharmaceutical Co., Ltd., Xi=an, Shaanxi Province, China, from 2002 to 2004, he was CEO of Xi=an Hui Feng Biotech Company; from 2005 to 2006, he was VP of production of Shaanxi Bi Kang Pharmaceutical Co., Ltd.

Mr. Bai graduated from Pharmaceutical Dept. of Shaanxi Traditional Chinese Medicine Institute. He has over 26 years working experience in drug manufacturing and over six years experience in management at pharmaceutical companies. He has held positions including Chief Engineer, Production Manager, Chief Executive Officer, and other similar positions at various pharmaceutical companies. He has extensive GMP-Compliant Pharmaceutical production and production management experience, and owns in various capacities of manufacturing different dosage forms of Chinese and synthetic medicines.

Previously he was appointed as Chief Engineer of Hunan Hua Yang Pharmaceutical Company Limited in addition to the employment specified above. He has no direct or indirect material interest in any transaction of the Company during the last two years or in any proposed transactions.

He does not have any family relationship with any of the directors or executive officers of the registrant. There are no disclosable legal proceedings, bankruptcies, criminal proceedings or regulatory proceedings of which he was involved.

The general terms of the Employment Agreement between registrant and Mr. Bai is as follows:

His salary stars at 3,000 RMB per month and the service term is three years.

Mr. Xing Wei, age 34. From 2001 to 2004: Manager of Project Dept. of Shaanxi Foreign Commerce and Trade Company; from 2004 to 2005 Director of Commerce Dept. Of Xi=an Shidepu Biotech Products Co., Ltd. He joined the Company as an Executive Assistant to the CEO in August of 2006.

Mr. Wei obtained his bachelor=s degree from Medical Scientific and Technological English Department in 1997. He has worked with pharmaceutical companies in capacities of Assistant of Marketing Manager, Executive Assistant of CEO and Project Manager.

He does not have any family relationship with any of the directors or executive officers of the registrant. There are no discloseable legal proceedings, bankruptcies, criminal proceedings or regulatory proceedings of which he was involved.

The general terms of the Employment Agreement between registrant and Mr. Wei is as follows:

      His salary stars at 3,000 RMB per month and the service term is three years.

Item 9.01 Financial Statements and Exhibits

Exhibit No.
10.1 Consolidation and Reorganization Agreement
17.1 Letter of Resignation for Jianjun Liu.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Worldwide Biotech and Pharmaceutical Company

/s/ Wenxia Guo
Wenxia Guo
Title: President and CEO

Dated: December ____, 2006